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Randomized Trial of Genasense® in Advanced CLL Shows that Durable
Clinical Benefit Correlates with Major Objective Response

BERKELEY HEIGHTS, NJ – December 11, 2006 – Genta Incorporated (NASDAQ: GNTA) today announced the presentation of data that support major objective response as a key endpoint for clinical trials in patients with relapsed or refractory chronic lymphocytic leukemia (CLL).  The analyses derive from the Company’s pivotal Phase 3 trial of chemotherapy with or without Genasense® (oblimersen sodium) Injection, Genta’s lead anticancer drug.  Results of these analyses show that CR/nPR was associated with both durable and complete relief of CLL signs and symptoms.  By contrast, the relief observed in patients who achieved only partial response (PR) was significantly inferior and less sustained.  Moreover, patients who failed to achieve at least a PR derived very little benefit.  The investigators concluded that lack of disease progression absent achievement of a major objective response was not associated with important clinical benefit in this population.  The data were presented Monday at the annual meeting of the American Society of Hematology (ASH) in Orlando, FL.

In this trial, 241 patients were randomly assigned to receive fludarabine and cyclophosphamide (Flu/Cy) with or without Genasense.  As the first randomized study ever conducted in patients with relapsed/refractory CLL, data were prospectively captured that demonstrated a distinct correlation between major objective response and multiple parameters of clinical benefit.  Among patients who were symptomatic at baseline, achievement of CR/nPR was associated with complete disappearance of prospectively defined signs and symptoms of CLL for > 6 months in 94% of patients.  In patients who attained a PR, 59% achieved this level of clinical benefit, whereas very few patients (6%) who failed to achieve at least a PR derived this level of benefit (P < 0.0001). Similar to previous non-randomized trials in this patient population, overall survival and time-to-progression were significantly associated with achievement of CR/nPR.

“As the first and only randomized trial in relapsed/refractory patients, this study afforded a unique opportunity to correlate multiple parameters of clinical benefit,” commented Dr. Joseph O. Moore, Professor, Division of Medical Oncology, Duke University Medical Center, who was the lead author of the abstract. “The data demonstrate that stable disease is not associated with an improved quality of life.  This finding is not unexpected since, absent a major response, lack of progression is generally short-lived, it typically requires continuous chemotherapy, and it does not reduce risks of infection and bleeding.  As with all other forms of leukemia, our data show that only major objective response achieves a maximal and sustained quality of life benefit for patients with advanced CLL.”

An extended summary of efficacy and safety data from this trial can be accessed at: http://www.fda.gov/ohrms/dockets/ac/06/briefing/2006-4235B1-01-01Genta-background.pdf.

About Genasense

Genasense inhibits production of Bcl-2, a protein made by cancer cells that is thought to block chemotherapy-induced apoptosis (programmed cell death).  By reducing the amount of Bcl-2 in cancer cells, Genasense may enhance the effectiveness of current anticancer treatment. Genta is pursuing a broad clinical development program with Genasense evaluating its potential to treat various forms of cancer.

About Genta

Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer.  The Company’s research platform is anchored by two major programs that center on oligonucleotides (RNA- and DNA- based medicines) and small molecules. Genasense® (oblimersen sodium) Injection is the Company's lead compound from its oligonucleotide program.  The Company has submitted a New Drug Application (NDA) to the Food and Drug Administration for the use of Genasense plus fludarabine and cyclophosphamide for treatment of patients with relapsed or refractory chronic lymphocytic leukemia (CLL). Genta has also completed a Marketing Authorization Application to the European Medicines Agency (EMEA) for use of Genasense plus dacarbazine for treatment of patients with advanced melanoma.  The leading drug in Genta’s small molecule program is Ganite® (gallium nitrate injection), which the Company is exclusively marketing in the U.S. for treatment of symptomatic patients with cancer related hypercalcemia that is resistant to hydration.  For more information about Genta, please visit our website at: www.genta.com.

Safe Harbor

This press release may contain forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future.  Forward-looking statements include, without limitation, statements about:

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the Company’s ability to obtain necessary regulatory approval for Genasense® from the U.S. Food and Drug Administration (“FDA”) or European Medicines Agency (“EMEA”);

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the safety and efficacy of the Company’s products or product candidates;

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the Company’s assessment of its clinical trials;

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the commencement and completion of clinical trials;

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the Company’s ability to develop, manufacture, license and sell its products or product candidates;

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the Company’s ability to enter into and successfully execute license and collaborative agreements, if any;

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the adequacy of the Company’s capital resources and cash flow projections, and the Company’s ability to obtain sufficient financing to maintain the Company’s planned operations;

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the adequacy of the Company’s patents and proprietary rights;

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the impact of litigation that has been brought against the Company and its officers and directors;

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the Company’s ability to regain compliance with the NASDAQ’s listing qualifications; and

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the other risks described under Certain Risks and Uncertainties Related to the Company’s Business, as contained in the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

The Company does not undertake to update any forward-looking statements.   There are a number of factors that could cause actual results and developments to differ materially.  For a discussion of those risks and uncertainties, please see the Company's Annual Report on Form 10-K for 2005 and its most recent quarterly report on Form 10-Q.

SOURCE: Genta Incorporated

CONTACT:

Tara Spiess/Andrea Romstad

TS Communications Group, LLC

info@genta.com

(908) 286-3980